Exhibit 16

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Jason T. Roos and Patrick Schafer with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Director and/or officer of Portman Ridge Finance Corporation, the registration statement on Form N-14, whether pre-effective or post-effective, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 5th day of October, 2021.

Signature	Title

/s/ Edward Goldthorpe	President and Chief Executive Officer
Edward Goldthorpe	(Principal Executive Officer)

/s/ Jason Roos	Chief Financial Officer and Treasurer
Jason Roos	(Principal Financial and Principal Accounting Officer)

/s/ Alexander Duka	Independent Director
Alexander Duka

/s/ George Grunebaum	Independent Director
George Grunebaum

/s/ Christopher Lacovara	Independent Director
Christopher Lacovara

/s/ Dean C. Kehler	Independent Director
Dean C. Kehler

/s/ Robert Warshauer	Independent Director
Robert Warshauer

/s/ Matthew Westwood	Independent Director
Matthew Westwood

/s/ Joseph Morea	Independent Director
Joseph Morea